Exhibit 99.1

FOR IMMEDIATE RELEASE

HC2 Announces Extension of Expiration Time for

Tender Offer for

All Outstanding Shares of Schuff International, Inc.

HERNDON, VA–(Marketwired - September 30, 2014) - HC2 Holdings, Inc. (“HC2”) (OTCQB: HCHC) today announced that it has extended the expiration time of its previously announced tender offer for all of the outstanding shares (the “Shares”) of common stock of Schuff International, Inc. (“Schuff”) that it does not already own (the “Offer”) to October 6, 2014 at 5:00 PM, New York City Time, unless further extended (the “Expiration Time”). Accordingly, holders who validly tender their Shares before the Expiration Time will be eligible to receive the previously announced $31.50 per Share, net to the holder thereof in cash, without interest thereon and subject to any required tax withholding.

HC2 has been informed by the Depositary for the Offer that as of September 29, 2014 at 5:00 PM, New York City time, 716,080 Shares had been tendered in the Offer. Giving effect to the purchase by HC2 of the Shares tendered to date, HC2 would own, upon the consummation of the Offer, 88.6% of the outstanding Shares. The number of Shares tendered to date, satisfies the Majority-of-the-Minority Condition described in the Offer to Purchase (as defined below).

On September 26, 2014, Schuff announced that the special committee of its board of directors had released a supplemental statement to its prior position statement regarding the Offer. The announcement included an update that Schuff has entered into a confidential agreement with a manufacturer to furnish, fabricate and erect the first structural steel package on a large-scale manufacturing plant in the United States (the “Project”). The initial structural steel package of the Project is anticipated to exceed 20,000 tons. The Project is the first phase of what is anticipated to be several large phases on the manufacturing plant. While Schuff announced that it plans to bid on the other phases, there can be no assurance that its bids will be successful. Apart from any work on additional phases, Schuff announced that the Project is expected to be one of its five largest current projects. Schuff said that it believes that the Project will have a positive effect on its revenue, currently anticipated to be approximately ten percent or more for fiscal year 2014. There can be no assurances, however, that the anticipated positive effects on revenue will be achieved.

The special committee also reported that it has been advised that certain directors and officers of Schuff who are also stockholders of Schuff have tendered their Shares pursuant to the Offer and do not intend to withdraw their previously tendered Shares. It also reported that the members of the special committee have tendered their Shares in the Offer and currently do not intend to withdraw their previously tendered Shares. Finally, the special committee reported that it has not changed its neutral position with respect to the Offer, and reiterated its view that each stockholder should make an independent determination as to whether or not to tender Shares in the Offer or to withdraw Shares previously tendered in the Offer. No stockholder is obligated to tender Shares in the Offer.

HC2 today also announced that it has irrevocably waived the 90% Condition described in the Offer to Purchase, which would have required the tender of outstanding shares which, when combined with the Schuff shares already owned by HC2, represent at least 90% of Schuff’s outstanding shares. HC2 had previously waived the Financing Condition to the Offer. The other terms, provisions and conditions of the Offer remain in full force and effect and are set forth in HC2’s Offer to Purchase, dated August 20, 2014 (the “Offer to Purchase”), copies of which were previously distributed to eligible holders of the Shares. HC2 intends that when its ownership in Schuff reaches 90% of Schuff’s outstanding shares, as a result of the tender offer or subsequent purchases following completion of the Offer, it will complete the short-form merger described in the Offer to Purchase at no less than the Offer Price in accordance with applicable law.

The Depositary for the Offer is American Stock Transfer & Trust Company, LLC. The Information Agent for the Offer is Georgeson. The Offer documents, including the Offer to Purchase, may be obtained at no charge by directing a request by mail to 480 Washington Blvd., 26th Floor, Jersey City, NJ 07310 or by calling toll-free at (888) 505-9118.

About HC2

HC2 operates as a holding company of operating subsidiaries primarily in the United States and the United Kingdom. As of the commencement of the Offer, HC2 owned 70% of Schuff, the largest steel fabrication and erection company in the United States. HC2’s indirectly wholly owned subsidiary PTGi International Carrier Services, Inc. (“PTGi ICS”) is one of the leading international wholesale service providers to fixed and mobile network operators worldwide. HC2 owns a majority interest in ANG Holding, Inc., a premier retailer of compressed natural gas (CNG) motor fuel in the United States. HC2’s indirectly wholly owned subsidiary Genovel Orthopedics, Inc. is researching the development of innovative products to treat early osteoarthritis of the knee. Founded in 1994, HC2 is headquartered in Herndon, Virginia. For more information, visit: www.HC2.com.

About Schuff International, Inc.

Schuff (PINKSHEETS: SHFK) and its family of steel companies is the largest steel fabrication and erection company in the United States. The 37-year-old company executes projects throughout the country as well as internationally. Schuff offers integrated steel construction services from a single source including design-build, design-assist, engineering, BIM participation, 3D steel modeling/detailing, fabrication, advanced field erection, project management, and single-source steel management systems. Schuff employs approximately 1,300 people throughout the country. For more information, visit: www.schuff.com.

For information on HC2 Holdings, Inc., please contact:

HC2

ir@HC2.com

For information on Schuff International, Inc., please contact:

Michael Hill

Vice President and CFO

mike.hill@schuff.com

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